EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

American Vanguard Corporation

Newport Beach, CA

We consent to incorporation by reference in the registration statements (Nos. 333-102381, 333-76218 and 333-64220) on Form S-8 of American Vanguard Corporation of our report dated February 29, 2004, (except for footnote 15, which is as of March 13, 2004 and footnote 2, which is as of March 19, 2004), with respect to the consolidated balance sheets of American Vanguard Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

March 22, 2004